Exhibit 99.1

FOR IMMEDIATE RELEASE: JULY 28, 2011

LEGGETT & PLATT REPORTS EPS OF $.37 FOR SECOND QUARTER

Carthage, MO, July 28, 2011 —

•	2Q EPS was $.37.

•	2Q sales were $945 million, 8% higher than in prior year; unit volume was essentially flat.

•	Repurchased 2.0 million shares during the quarter; outstanding shares declined to 141.5 million.

•	Ended the quarter with net debt at 28.3% of net capital, below 30% - 40% target range.

•	Reduced the top end of 2011 guidance; now anticipate EPS of $1.25 - 1.40, on sales of $3.5 - 3.7 billion.

Diversified manufacturer Leggett & Platt reported second quarter earnings per diluted share of $.37, which includes a $.02 per share benefit from an unusual tax item. In the second quarter of 2010, earnings from Continuing Operations were $.34 per share. Excluding the tax item, per share earnings improved $.01 versus the prior year on essentially flat unit volume.

Second quarter 2011 sales were $945 million, an 8% (or $71 million) increase versus the prior year. This sales growth is attributable to items that brought little incremental profit: inflation (from price increases implemented to recover higher costs) and currency exchange rates accounted for 6% growth, and trade sales at the company’s steel mill provided 2% growth. Across the remainder of the company as a whole, unit volume was flat. Volumes declined in several key residential markets as a result of weak consumer demand, but continued to grow in automotive and office components.

Increasing Demand

President and CEO David S. Haffner commented, “Operationally, it was a reasonably good quarter. Gross profit improved by $2 million versus second quarter last year, despite lack of demand growth. EBIT, however, was lower than in 2010 due to unusually high SG&A costs, which included items that will not recur. We continue to strive for annual SG&A costs at or below 10% of sales.

“When demand improves, given our spare production capacity, our sales can rebound to nearly $4.5 billion without the need for significant investment in plant expansion. As a result, we have meaningful operating leverage that should benefit future earnings.

“During the second quarter, as planned, we continued to repurchase our stock and allow net debt to increase slightly. Year-to-date, we have bought back 5% of our outstanding shares of stock while maintaining our strong financial base. We ended the quarter with net debt to net capital below our long-term target range, and over $400 million available under our existing commercial paper program and revolver facility.

“We continue to assess our overall performance by comparing our Total Shareholder Return (TSR1) to that of peer companies on a rolling three-year basis. For the three-year period that began January 1, 2009, we have so far (over the last 31 months) generated TSR of 23% per year on average, while the S&P 500 index generated average TSR of 18% per year. Accordingly, our 2009-2011 TSR ranks among the top half of the companies in the S&P 500 index.”

[1]	TSR = (Change in Stock Price + Dividends Received) / Beginning Stock Price; assumes dividends are reinvested

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Dividends and Stock Repurchases

Leggett & Platt’s Board of Directors declared a $.27 second quarter dividend, one cent higher than last year’s second quarter dividend. Thus, 2011 marks the 40th consecutive annual dividend increase for the company, with a compound annual growth rate of 14%. At yesterday’s closing share price of $22.60, the indicated annual dividend of $1.08 per share generates a dividend yield of 4.8%.

During the second quarter, the company repurchased 2.0 million shares of its stock at an average price of $25.86 per share, and issued 0.9 million shares through employee benefit and stock purchase plans. So far this year, the company has purchased 7.4 million shares of its stock and issued 2.7 million shares; as a result, the number of shares outstanding has decreased to 141.5 million.

For the full year, the company anticipates repurchasing up to a total of 10 million shares of its stock while issuing approximately 4 million shares (primarily in employee benefit plans). The company has standing authorization from the Board of Directors to repurchase up to 10 million shares each year, but has established no specific repurchase commitment or timetable.

2011 Outlook

Leggett & Platt anticipates 2011 sales of approximately $3.5-3.7 billion, an increase of 4% to 10% versus 2010, including expected inflation of approximately 4%. Based upon that sales expectation, the company projects 2011 EPS of $1.25 - 1.40, a reduction from last quarter’s guidance of $1.25 - 1.50 due to lower market growth expectations. The company continues to anticipate an EBIT contribution margin of 25-35% on unit volume growth, all else (e.g. product mix, sales prices) being equal; however, inflation- and currency-related growth will likely generate little or no additional profit.

For each of the last 20 years the company has generated operating cash in excess of the amount needed to fund dividends and capital expenditures. That should again be true this year, as cash from operations is expected to exceed $300 million for 2011. Capital expenditures should be approximately $85 million this year, and dividend payments should approximate $155 million.

LIFO

All of Leggett’s segments use the FIFO (first-in, first-out) method for valuing inventories. An adjustment is made at the corporate level to convert about 60% of the inventories to the LIFO (last-in, first-out) method. Steel cost increases contributed to a LIFO expense of $15 million for the full year 2010 (for Continuing Operations). For 2011, the company expects LIFO expense of $18 million.

SEGMENT RESULTS – Second Quarter 2011 (versus 2Q 2010)

Residential Furnishings – Total sales increased $10 million, or 2%; unit volume declined 4%, but was more than offset by inflation. EBIT (earnings before interest and income taxes) decreased $4 million due to lower unit volume.

Commercial Fixturing & Components – Total sales decreased $3 million, or 2%; unit volume declined 4%. EBIT decreased $1 million as a result of lower sales.

Industrial Materials – Total sales increased $34 million, or 18%; unit volume grew 6% and inflation added 12% to sales. EBIT declined $3 million, with the impact of higher trade sales at the steel mill more than offset by lower unit volumes of wire and tubing, and increased raw material and transportation costs.

Specialized Products – Total sales increased $31 million, or 20%, from unit volume growth in all three sectors of the segment. EBIT increased $3 million due to higher volumes, and was partially offset by higher raw material costs and currency impacts.

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Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Friday, July 29. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode. Third quarter results will be released after the market closes on Thursday, October 27, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a broad variety of engineered components and products that can be found in most homes, offices, and automobiles. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 128-year-old firm is comprised of 19 business units, 19,000 employee-partners, and 140 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) office furniture components; c) drawn steel wire; d) automotive seat support & lumbar systems; e) carpet underlay; f) power bed foundations; g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Staff Vice President of Investor Relations

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LEGGETT & PLATT	Page 4 of 5	July 28, 2011

RESULTS OF OPERATIONS	SECOND QUARTER			YEAR TO DATE
(In millions, except per share data)	2011	2010	Change	2011	2010	Change
Net sales (from continuing operations)	$945.2	$874.3	8%	1,841.0	$1,690.7	9%
Cost of goods sold	763.3	694.6		1,489.1	1,345.5

Gross profit	181.9	179.7		351.9	345.2
Selling & administrative expenses	98.1	88.8	10%	193.9	181.1	7%
Amortization	4.9	4.9		9.7	9.9
Other expense (income), net	(0.2)	0.9		(5.0)	(8.1)

Earnings before interest and taxes	79.1	85.1	(7%)	153.3	162.3	(6%)
Net interest expense	7.1	8.0		15.1	16.2

Earnings before income taxes	72.0	77.1		138.2	146.1
Income taxes	16.5	23.5		36.4	45.0

Net earnings from continuing operations	55.5	53.6		101.8	101.1
Discontinued operations, net of tax [1]	—	0.5		—	(0.1)

Net earnings	55.5	54.1		101.8	101.0
Less net income from non-controlling interest	(0.8)	(1.4)		(2.1)	(3.2)

Net earnings attributable to L&P	$54.7	$52.7	4%	$99.7	$97.8	2%

Earnings per diluted share
From continuing operations	$0.37	$0.34		$0.67	$0.64
From discontinued operations	$0.00	$0.00		$0.00	($0.00)
Net earnings per diluted share	$0.37	$0.34	8%	$0.67	$0.63	5%
Shares outstanding
Common stock (at end of period)	141.5	146.6	(3%)	141.5	146.6
Basic (average for period)	145.6	151.5		147.4	152.0
Diluted (average for period)	147.4	153.8		149.1	154.1

CASH FLOW	SECOND QUARTER			YEAR TO DATE
(In millions)	2011	2010	Change	2011	2010	Change
Net earnings	$55.5	$54.1		$101.8	$101.0
Depreciation and amortization	30.2	29.3		60.3	61.2
Working capital decrease (increase)	(45.5)	(30.4)		(92.0)	(70.3)
Asset Impairment	0.4	0.0		3.4	2.3
Other operating activity	13.6	13.8		27.5	23.7

Net Cash from Operating Activity	$54.2	$66.8	(19%)	$101.0	$117.9	(14%)
Additions to PP&E	(21.1)	(16.5)	28%	(37.8)	(30.0)	26%
Purchase of companies, net of cash	(4.1)	0.0		(4.7)	(0.4)
Proceeds from asset sales	1.5	0.8		18.6	10.8
Dividends paid	(39.1)	(38.5)		(78.8)	(77.2)
Repurchase of common stock, net	(47.4)	(39.8)		(157.1)	(71.8)
Additions (payments) to debt, net	38.4	27.0		84.1	42.5
Other	25.5	(3.5)		33.5	(8.8)

Increase (Decr.) in Cash & Equiv.	$7.9	$(3.7)		$(41.2)	$(17.0)

FINANCIAL POSITION	30-Jun
(In millions)	2011	2010	Change
Cash and equivalents	$203.3	$243.5
Receivables	567.9	537.2
Inventories	507.1	451.5
Held for sale	0.0	18.7
Other current assets	39.6	56.1

Total current assets	1,317.9	1,307.0	1%
Net fixed assets	618.0	624.6
Held for sale	19.9	27.3
Goodwill and other assets	1,138.9	1,120.4

TOTAL ASSETS	$3,094.7	$3,079.3	1%

Trade accounts payable	$282.3	$256.9
Current debt maturities	2.2	10.0
Held for sale	0.0	5.0
Other current liabilities	293.3	299.7

Total current liabilities	577.8	571.6	1%
Long term debt	856.6	854.8	0%
Deferred taxes and other liabilities	205.6	164.6
Equity	1,454.7	1,488.3	(2%)

Total Capitalization	2,516.9	2,507.7

TOTAL LIABILITIES & EQUITY	$3,094.7	$3,079.3

[1]	Primarily includes: Coated Fabrics (formerly in Residential Furnishings); Storage Products (formerly in Commercial Fixturing & Components).

LEGGETT & PLATT	Page 5 of 5	July 28, 2011

SEGMENT RESULTS	SECOND QUARTER			YEAR TO DATE
(In millions)	2011	2010	Change	2011	2010	Change
External (Trade) Sales
Residential Furnishings	$465.4	$455.4	2.2%	$922.8	$887.7	4.0%
Commercial Fixturing & Components	137.3	140.7	(2.4%)	265.1	281.4	(5.8%)
Industrial Materials	166.3	132.3	25.7%	311.8	247.6	25.9%
Specialized Products	176.2	145.9	20.8%	341.3	274.0	24.6%

Total	$945.2	$874.3	8.1%	$1,841.0	$1,690.7	8.9%

Inter-Segment Sales
Residential Furnishings	$2.3	$2.0		$4.6	$4.1
Commercial Fixturing & Components	1.5	1.1		2.7	2.1
Industrial Materials	62.8	62.4		127.6	124.2
Specialized Products	10.3	10.1		20.1	18.4

Total	$76.9	$75.6		$155.0	$148.8

Total Sales
Residential Furnishings	$467.7	$457.4	2.3%	$927.4	$891.8	4.0%
Commercial Fixturing & Components	138.8	141.8	(2.1%)	267.8	283.5	(5.5%)
Industrial Materials	229.1	194.7	17.7%	439.4	371.8	18.2%
Specialized Products	186.5	156.0	19.5%	361.4	292.4	23.6%

Total	$1,022.1	$949.9	7.6%	$1,996.0	$1,839.5	8.5%

EBIT
Residential Furnishings	$41.2	$44.9	(8%)	$83.3	$94.0	(11%)
Commercial Fixturing & Components	7.5	8.7	(14%)	15.7	16.6	(5%)
Industrial Materials	13.6	16.8	(19%)	27.6	30.2	(9%)
Specialized Products	21.4	18.8	14%	39.5	27.2	45%
Intersegment eliminations and other	(1.1)	(1.9)		(3.8)	(1.4)
Change in LIFO reserve	(3.5)	(2.2)		(9.0)	(4.3)

Total	$79.1	$85.1	(7%)	$153.3	$162.3	(6%)

EBIT Margin [1]			Basis Pts			Basis Pts
Residential Furnishings	8.8%	9.8%	(100)	9.0%	10.5%	(150)
Commercial Fixturing & Components	5.4%	6.1%	(70)	5.9%	5.9%	0
Industrial Materials	5.9%	8.6%	(270)	6.3%	8.1%	(180)
Specialized Products	11.5%	12.1%	(60)	10.9%	9.3%	160

Overall from Continuing Operations	8.4%	9.7%	(130)	8.3%	9.6%	(130)

LAST SIX QUARTERS	2010				2011
Selected Figures	1Q	2Q	3Q	4Q	1Q	2Q
Trade Sales ($ million)	816	874	867	802	896	945
Sales Growth (vs. prior year)	14%	15%	7%	4%	10%	8%
EBIT ($ million)	77	85	76	50	74	79
EBIT Margin	9.5%	9.7%	8.7%	6.2%	8.3%	8.4%
Net Earnings – excludes discontined oper. ($m)	46	52	48	32	45	55
Net Margin – excludes discontinued operations	5.6%	6.0%	5.5%	3.9%	5.0%	5.8%
EPS – continuing operations (diluted)	$0.30	$0.34	$0.31	$0.21	$0.30	$0.37
Cash from Operations ($ million)	51	67	91	154	47	54

Net Debt to Net Capitalization
Long term debt	822	855	834	762	822	857
Current debt maturities	10	10	10	2	2	2
Less cash and equivalents	(247)	(244)	(277)	(244)	(195)	(203)

Net Debt	585	621	567	520	629	656

Total capitalization	2524	2508	2529	2478	2481	2517
Current debt maturities	10	10	10	2	2	2
Less cash and equivalents	(247)	(244)	(277)	(244)	(195)	(203)

Net Capitalization	2287	2274	2262	2236	2288	2316

Long Term Debt to Total Capitalization	32.6%	34.1%	33.0%	30.8%	33.1%	34.0%
Net Debt to Net Capital	25.6%	27.3%	25.1%	23.3%	27.5%	28.3%
Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.
Same Location Sales (vs. prior year)	1Q	2Q	3Q	4Q	1Q	2Q
Residential Furnishings	5%	9%	0%	(1%)	6%	2%
Commercial Fixturing & Components	23%	8%	4%	1%	(9%)	(2%)
Industrial Materials	8%	29%	13%	18%	19%	18%
Specialized Products	31%	30%	28%	16%	28%	20%
Overall from Continuing Operations	14%	16%	8%	6%	10%	8%

[1]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
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